Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2019, relating to the consolidated financial statements of Vocera Communications, Inc. and its subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vocera Communications, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 27, 2019